December 21, 2005




Mr. Stephen C. Richter
Executive Vice President and Chief Financial Officer
Weingarten Realty Investors
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, TX 77292-4133

	RE:	Weingarten Realty Investors
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 16, 2005
		File No. 1-09876

Dear Mr. Richter:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Linda van Doorn
      Senior Assistant Chief Accountant